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                                   Exhibit A


                  [Letterhead of PricewaterhouseCoopers LLP]


December 29, 1998

Mr. Michael C. Turmelle
Chief Financial Officer
SatCon Technology Corporation
161 First Street
Cambridge, Massachusetts 02142-1221

Dear Mr. Turmelle:

You have furnished us with a copy of your "Notification of Late Filing" on Form 12B-25 dated December 29, 1998.

We are in agreement with the comments under Part III of the Form with respect to the reason why we are unable to furnish our report on the financial statements of SatCon Technology Corporation on or before the date the Form 10K of SatCon Technology Corporation for the year ended September 30, 1998 is required to be filed.

Very truly yours,


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP